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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 2, 1999


                               IMPAC Group, Inc.
             (Exact name of registrant as specified in its charter)



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
         Delaware                                    333-48821                                 23-2923682
 (State or Other Jurisdiction                (Commission File Number)                       (I.R.S. Employer
     of Incorporation)                                                                     Identification No.)
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              1950 North Ruby Street, Melrose Park, Illinois 60160
          (Address of principal executive offices including zip code)


       Registrant's telephone number, including area code: (708) 344-9100
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ITEM 2:   Acquisition or Disposition of Assets

      On November 2, 1999, IMPAC Group, Inc. (the "Company") acquired all of the issued and outstanding share capital of Thamesdown Colour Limited ("Thamesdown"), a U.K. based printer, from all of the stockholders thereof, for approximately $10.8 million plus acquisition costs. The acquisition was initially funded through $8.4 million of additional revolver borrowings under the Amended and Restated Multicurrency Credit Facility dated as of March 12, 1998 and amended and restated as of July 7, 1998, as amended, between Bank of America National Trust & Savings Association, certain other financial institutions and the Company and certain of its subsidiaries and the issuance of $2.4 million of Series A Common Stock to the former Thamesdown shareholders. The Company also assumed approximately $3.0 million of capital leases. The purchase price was determined as a result of arms length negotiations. Thamesdown provides high-end commercial printing services specializing in the production of promotional materials.


ITEM 7:  Financial Statements, Pro Forma Financial Information and Exhibits


     (a) Financial Statements of Business Acquired.

         The financial statements required by this Item will be filed by amendment as soon as practical, but no later than 60 days after this Current Report is required to be filed.

     (b) Pro Forma Financial Information.

         The financial statements required by this Item will be filed by amendment as soon as practical, but no later than 60 days after this Current Report is required to be filed.

     (c) Exhibit.  The following is filed as an exhibit to this Report:

         Exhibit 2.5 Agreement dated November 2, 1999 between C.J. Watson Esq and Others and IMPAC Group, Inc. for the Sale and Purchase of the Entire Issued Share Capital of Thamesdown Colour Limited.



                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  IMPAC Group, Inc.

                                  By:   /s/ David C. Underwood
                                        -------------------------------------
                                        David C. Underwood
                                        Chief Financial Officer

Date: November 17, 1999